EXHIBIT 3.2.2

FIRST AMENDMENT TO
AMENDED AND RESTATED BYLAWS OF
REDWOOD TRUST, INC.

(Adopted by the Stockholders of Redwood Trust, Inc. on May 17, 2012)

The Amended and Restated Bylaws of Redwood Trust, Inc. (the “Corporation”) are hereby amended by deleting Section 7 of Article II in its entirety and inserting the following in lieu thereof:

“Section 7.  VOTING.  A majority of the votes cast at a meeting of stockholders duly called and at which a quorum is present shall be sufficient to approve any matter which may properly come before the meeting, unless more than a majority of the votes cast is required by applicable law or by the Charter; provided, however, that directors shall be elected in the manner set forth in the following paragraphs (a) through (e):

(a)  Each nominee for election as a director by the stockholders of the Corporation shall be elected by a majority of the votes cast with respect to such nominee at a meeting of the stockholders for the election of directors at which a quorum is present (an “Election Meeting”); provided, however, that if the Board of Directors determines that the number of nominees for election as a director exceeds the number of directors to be elected at an Election Meeting (a “Contested Election”), whether or not the election ceases to be a Contested Election after such determination, each nominee for election as a director at such Election Meeting shall be elected by a plurality of the votes cast at such Election Meeting.

(b)  For purposes of this Section 7, a “majority of the votes cast” means that the number of votes cast “for” a nominee for election as a director exceeds the number of votes cast “against” that nominee (with “abstentions” and “broker non-votes” not counted as votes cast either “for” or “against” such director’s election).

(c)  In an election other than a Contested Election, stockholders will be given the choice to cast votes “for” or “against” the election of each nominee or to “abstain” from such vote. In a Contested Election, stockholders will be given the choice to cast votes “for” the election of each nominee or to “withhold” votes with respect to each nominee.

(d)  In the event an Election Meeting involves the election of directors by separate votes by class or classes or series, the determination as to whether an election constitutes a Contested Election shall be made on a class by class or series by series basis, as applicable.

(e)  The Board of Directors has established procedures under which any incumbent director who is nominated for election but not elected shall tender his or her resignation to the Board of Directors.

Unless otherwise provided by applicable law or by the Charter, each outstanding share, regardless of class, shall be entitled to one vote on each matter submitted to a vote at a meeting of stockholders. Each share may be voted for as many individuals as there are directors to be elected and for whose election the share is entitled to be voted. There shall be no cumulative voting. Voting on any question or in any election may be viva voce unless the chairman of the meeting shall order that voting be by ballot or otherwise.”